(i) Based on their evaluation of the Registrant's Disclosure Controls and Procedures (as of a date within 90 days of the Filing Date), the Registrant's President and Chief Financial Officer have determined that the Disclosure Controls and Procedures (as defined in Rule 30a-2(c) under the Act) are designed to ensure that information required to be disclosed by the Registrant is recorded, processed, summarized and reported by the Filing Date, and that information required to be disclosed in the report is communicated to the Registrant's management, as appropriate, to allow timely decisions regarding required disclosure.

(ii) There were no significant changes in the Registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(iii)   Certification  of  principal   executive   officer  (see  attached)  and
Certification of principal financial officer (see attached).


[INSERT CERTIFICATE HERE]